Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights for Mid Cap Growth Fund" and in Sections 4.1(i) and 4.2(h) of "Representations and Warranties" in Appendix A in the Proxy Statement/Prospectus of Security Technology Fund, a series of the Security Equity Fund, relating to the reorganization into Security Mid Cap Growth Fund and to the incorporation by reference of our report dated November 8, 2002, with respect to the financial statements and financial highlights of each series of Security Equity Fund and Security Mid Cap Growth Fund in this Registration Statement (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
July 24, 2003